Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

•	Orders of $6.9 billion for the quarter, up 20% sequentially and up 21% year-over-year

•	Revenue of $6.3 billion for the quarter, up 11% sequentially and up 8% year-over-year

•	GAAP operating income of $382 million for the quarter, increased $100 million sequentially and increased $493 million year-over-year

•	Adjusted operating income (a non-GAAP measure) of $498 million for the quarter, up 32% sequentially and up $214 million year-over-year*

•	GAAP diluted earnings per share of $0.28 for the quarter which included $(0.02) per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.26*

•
Cash flows generated from operating activities were $1,090 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $876 million. Included in free cash flow is a cash usage of $111 million relating to restructuring, legal settlements and merger-related payments*

*The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

LONDON & HOUSTON (January 31, 2019) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the fourth quarter and total year 2018.

	Three Months Ended			Variance
(in millions except per share amounts)	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Orders	$6,884	$5,746	$5,701	20%	21%
Revenue	6,264	5,665	5,799	11%	8%
Operating income (loss)	382	282	(111)	35%	F
Adjusted operating income (non-GAAP)*	498	377	284	32%	75%
Net income attributable to BHGE	131	13	31	F	F
Adjusted net income (non-GAAP) attributable to BHGE*	120	78	65	53%	85%
EPS attributable to Class A shareholders	0.28	0.03	0.07	F	F
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.26	0.19	0.15	37%	71%
Cash flow from (used in) operating activities	1,090	239	(215)	F	F
Free cash flow (non-GAAP)*	876	146	(367)	F	F
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

“2018 marked BHGE’s first full year as a combined company and it was a year of significant change and progress for us. We moved beyond the initial integration phase into the next chapter for BHGE. In November, our majority shareholder, GE, reduced their ownership from approximately 62.5% to approximately 50.4%, and we reached critical commercial agreements with GE that position our company for the future. The market environment changed significantly as we progressed through the year. Through these changes, we stayed focused on our priorities of gaining market share, running the company better to improve margin rates and improving cash generation. While there is more work to do, I am very pleased with how we executed for our customers and shareholders, and I am proud of what we accomplished in 2018,” said Lorenzo Simonelli, BHGE Chairman, President and Chief Executive Officer.
“In the fourth quarter, we achieved $6.9 billion in orders, our largest orders quarter in almost 3 years, with sequential growth in all four of our business segments. We delivered $6.3 billion in revenue and adjusted operating income in the quarter was $498 million. Free cash flow in the quarter was $876 million.
“For the total year 2018, orders were $23.9 billion, as we re-built our backlog, and we delivered $22.9 billion of revenue, as we captured market opportunities and grew our market share. In the year, we delivered $1.4 billion of adjusted operating income. We also achieved over $800 million of synergies, ahead of our target. Free cash flow was $1.2 billion in the year, which included approximately $473 million of restructuring, legal and deal related cash outflows.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

“In Oilfield Services (OFS), we made significant progress on our objectives of gaining share in key markets, being closer to our customers and expanding margin rates. In the fourth quarter, we secured several important drilling, completions and artificial lift awards in the Middle East and Latin America and continued to deliver superior performance with our leading drilling systems for customers in North America.
“In Oilfield Equipment (OFE), our core focus in the year was to re-build backlog and set the business up for success in the coming years, and we executed very well on this plan. We saw strong orders in the fourth quarter rounding out a solid 2018. We won several important awards during the year, including 34 trees for India's Oil & Natural Gas Corporation's (ONGC) 98/2 project in the fourth quarter. In November, we launched Subsea Connect, a new approach to subsea development to improve the economics of offshore projects, which is gaining traction with our customers.
“Our Turbomachinery & Process Solutions (TPS) segment saw an improved LNG market in 2018. In the fourth quarter, we secured an award to provide modular turbocompressor technology for LNG Canada’s liquefaction plant in Kitimat, British Columbia, the largest LNG project to reach a positive Final Investment Decision (FID) globally since 2014.
"We also secured a number of key contracts in the pipeline market as demand in North America increased throughout 2018, and we continue to gain traction with our versatile lower megawatt NovaLT gas turbine product line.
“In Digital Solutions (DS), we stayed focused on gaining traction with our digital software offerings and launched several important partnerships to enhance our offerings. We also continued our focus on growing core hardware in our measurement and controls product lines across multiple industries, including automotive and consumer electronics.
“The market dynamics in the fourth quarter demonstrated the volatility in our industry. The recent decline in crude prices will have an impact on the more transactional markets of the United States, Canada and Latin America in the first half of 2019. We expect other international markets as well as offshore activity to remain relatively stable. We are seeing a positive change in the LNG market, with likely project sanctioning accelerating faster than we previously anticipated.
“We delivered a strong fourth quarter and finished out a solid 2018 for BHGE. I would like to thank the BHGE team for their hard work and dedication throughout the year. As we look forward to 2019, our core mission as a company is unchanged -- delivering productivity solutions to the oil and gas industry through differentiated technology and innovative commercial models. We are positioning the company to navigate a dynamic macroeconomic environment, while remaining focused on delivering for our customers and on our priorities of share, margins, and cash,” concluded Simonelli.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Quarter Highlights

Customer Wins
BHGE’s OFS segment saw continued growth across its core well construction product lines. OFS was awarded a major conventional stimulation and well-testing contract by Saudi Aramco to enhance production from new and existing wells across conventional fields in Saudi Arabia. By integrating discrete products, services and capabilities, including cased-hole wireline logging, perforation, well testing, stimulation, fracturing and associated intervention services, into a single offering, BHGE will help Saudi Aramco reduce time, costs and complexity while increasing efficiency.
The OFS team also secured a number of artificial lift and completions contracts in the Middle East, demonstrating BHGE’s commitment to the region, including two major long-term contracts in Oman to provide electrical submersible pumps, power cables for conventional and high-temperature applications, and H-pumps. The Company also installed the first fit-for-purpose liner hanger system for a customer in Saudi Arabia and signed agreements to provide intelligent production systems in the United Arab Emirates.
In Latin America, OFS signed a four-year contract to provide drilling services, drill bits, drilling and completion fluids, cementing and completion solutions to a key customer in Colombia. Through this award, BHGE will support major drilling campaigns, develop new technology in partnership with the customer and support conventional operations.
BHGE’s OFE segment, together with McDermott International and L&T Hydrocarbon Engineering, was awarded the subsea contract for ONGC's largest deepwater project, the development of block DWN-98/2 in the Krishna Godavari basin. This represents the single largest subsea contract ever awarded by ONGC. BHGE’s scope will include subsea hardware including 34 deepwater trees, manifolds, controls, connection systems, subsea production systems installation tools and services, flexible risers and flowlines, and umbilical and topside controls. BHGE will also provide the pre-commissioning services for additional phases of the project. The project will leverage BHGE’s existing footprint in Kakinada for ongoing services.
OFE also won a contract for four trees in the North Sea for a major international customer, building on its continued success with this important customer and in North Sea tieback projects.
BHGE’s TPS business secured an award to supply modular turbocompressor technology for LNG Canada’s liquefaction plant in Kitimat, British Columbia, representing the largest LNG project to reach a positive FID globally since 2014, and the first large-scale LNG project to use modular liquefaction trains. BHGE's LMS 100 aeroderivative gas turbine was selected to maximize efficiency and lower the carbon footprint for the project, a critical element of the final investment decision.
TPS' Pipeline & Gas Processing business secured an important win to provide turbomachinery equipment for the Coastal GasLink pipeline project in Canada, which will transport natural gas from the Dawson Creek area to a facility near Kitimat to supply LNG Canada. BHGE will supply three PGT25 Plus aeroderivative gas turbines to drive a PCL603 pipeline compressor with a total capacity of 2.1 billion cubic feet (BCF) per day.
TPS won another pipeline award to provide two NovaLT 12 gas turbines for the Istrana project in Europe, marking the first time the technology will be used for pipeline compression. The NovaLT technology was selected due to its superior efficiency and performance ratings compared to the existing technology currently used in the pipeline.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

BHGE’s DS segment continues to lead in Industrial IoT software deployments. This quarter the team secured several awards for Asset Performance Management (APM) solutions from downstream customers in North America, Europe and Latin America. APM analyzes the data captured from industrial sensors to improve maintenance strategies for reduced asset downtime. The result is lower maintenance costs and overall improved reliability for the customer’s operations.
DS' industrial inspection offerings continued to gain traction in the fourth quarter, with strong growth in the aviation sector in Asia and in the automotive sector in Europe.
Technology and Innovation
BHGE's OFE segment launched a new approach to subsea development, Subsea Connect. By combining planning and risk management, new modular deepwater technology, innovative partnerships and digital tools into a single offering, Subsea Connect can reduce the economic development point of subsea projects by an average of 30 percent and has the potential to unlock an additional 16 billion barrels of reserves globally. A cornerstone of the approach is the Aptara™ TOTEX-lite subsea system, which incorporates lightweight, modular technologies designed to make installation, production and intervention simpler and more efficient and cut the total cost of ownership in half.
TPS was selected by a customer in the Eastern Hemisphere to supply its LM9000 aeroderivative gas turbine technology for a large-scale LNG project. This marks the first time the LM9000 technology has been selected for an LNG application. This technology, which has been in development for several years, will be a key enabler to drive the project towards its final investment decision. The LM9000 is significantly more efficient, with a 50 percent increase in meantime between maintenance intervals versus current aeroderivative technology - the longest in the industry. With the ability to start in a fully pressurized condition, and 24-hour engine swap capability, the LM9000 can also reach over 99 percent availability for best-in-class total cost of ownership.
Executing for Customers
BHGE’s OFS business continues to deliver records with its world-class drilling portfolio. In the Marcellus and Utica, BHGE’s OFS teamed up with two operators to drill the longest single-run lateral for each basin. A customer in the Marcellus used BHGE’s leading rotary steerable system and a high-performance drilling motor to drill 18,353 feet in 76.5 drilling hours. This run also achieved a mile-a-day record, drilling 5,557 feet in a 24-hour period at the beginning of the run. In the Utica, a customer achieved the longest single run lateral by drilling 19,046 feet in 138.3 drilling hours.
BHGE’s TPS business has successfully started up the third train at the Yamal LNG project one year ahead of the original schedule, enabling the plant operations to reach full capacity of 16.5 million tons per annum in less than a year since launch. This milestone reflects a strong focus on execution and working closely with the customer to address some of the world’s most challenging environmental and technical obstacles.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Oilfield Services	$3,051	$3,011	$2,765	1%	10%
Oilfield Equipment	1,041	553	515	88%	102%
Turbomachinery & Process Solutions	2,123	1,552	1,728	37%	23%
Digital Solutions	668	629	694	6%	(4)%
Total	$6,884	$5,746	$5,701	20%	21%

Orders for the quarter were $6,884 million, up 20% sequentially and up 21% year-over-year. The sequential increase was a result of higher volume across all product companies, driven primarily by Oilfield Equipment and Turbomachinery & Process Solutions. Equipment orders were up 44% sequentially and service orders were up 4%.
Year-over-year, the orders growth was driven by Oilfield Equipment, Turbomachinery & Process Solutions, and Oilfield Services, partially offset by a decline in Digital Solutions orders. Year-over-year equipment orders were up 44% and service orders were up 5%.
The Company's total book-to-bill ratio in the quarter was 1.1; the equipment book-to-bill ratio in the quarter was 1.2.
Remaining Performance Obligations (RPO) in the fourth quarter ended at $21.0 billion, an increase of $0.2 billion from the third quarter of 2018. Equipment RPO was $5.8 billion, up 6% sequentially. Services RPO was $15.2 billion, down 1% sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Oilfield Services	$3,062	$2,993	$2,781	2%	10%
Oilfield Equipment	729	631	650	16%	12%
Turbomachinery & Process Solutions	1,782	1,389	1,651	28%	8%
Digital Solutions	691	653	717	6%	(4)%
Total	$6,264	$5,665	$5,799	11%	8%
Revenue for the quarter was $6,264 million, an increase of $599 million, or 11%, sequentially. The increase was driven primarily by higher volume across all product lines. Oilfield Services was up 2%, Oilfield Equipment was up 16%, Turbomachinery & Process Solutions was up 28% and Digital Solutions was up 6%.
Compared to the same quarter last year, revenue was up 8%. Oilfield Services was up 10%, Oilfield Equipment was up 12% and Turbomachinery & Process Solutions was up 8%, partially offset by Digital Solutions down 4%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Consolidated Operating Income (Loss) by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income (loss)	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Oilfield Services	$224	$231	$102	(3)%	120%
Oilfield Equipment	12	6	(1)	115%	F
Turbomachinery & Process Solutions	257	132	157	94%	64%
Digital Solutions	115	106	118	8%	(3)%
Total segment operating income	609	475	376	28%	62%
Corporate	(110)	(98)	(92)	(13)%	(20)%
Inventory impairment	(16)	(12)	(126)	(31)%	87%
Amortization of inventory fair value adjustment	—	—	(87)	—%	100%
Restructuring, impairment & other charges	(59)	(66)	(119)	11%	50%
Merger and related costs	(41)	(17)	(63)	U	35%
Operating income (loss)	382	282	(111)	35%	F
Adjusted operating income**	$498	$377	$284	32%	75%
**Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the fourth quarter of 2018 was $382 million. Operating income increased $100 million sequentially and $493 million year-over-year. Total segment operating income was $609 million for the fourth quarter of 2018, up 28% sequentially and up 62% year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2018 was $498 million, which excludes adjustments totaling $116 million before tax, mainly related to restructuring charges, merger and related costs, and inventory impairments. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the fourth quarter was up $121 million, or 32% sequentially, driven by margin expansion across Turbomachinery & Process Solutions, Digital Solutions and Oilfield Equipment, partially offset by Oilfield Services. Adjusted operating income was up $214 million, or 75% year-over-year driven by margin expansion in all segments.
Depreciation and amortization for the fourth quarter of 2018 was $352 million.
Corporate costs were $110 million in the fourth quarter of 2018, up 13% sequentially and up 20% year-over-year.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Other Financial Items

Income tax expense in the fourth quarter of 2018 was $173 million, which included a $17 million expense related to U.S. tax reform in December 2017.

GAAP diluted earnings per share were $0.28. Adjusted diluted earnings per share were $0.26. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows generated from operating activities were $1,090 million for the fourth quarter of 2018. Free cash flow (a non-GAAP measure) for the quarter was $876 million. Free cash flow included $111 million of merger and restructuring-related cash payments. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $214 million for the fourth quarter of 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Revenue	$3,062	$2,993	$2,781	2%	10%
Operating income	$224	$231	$102	(3)%	120%
Operating income margin	7.3%	7.7%	3.7%	(0.4)pts	3.6pts
Oilfield Services (OFS) revenue of $3,062 million for the fourth quarter increased by $70 million, or 2%, sequentially.
North America revenue was $1,230 million, up 2% sequentially. International revenue was $1,832 million, an increase of 3% sequentially, driven by Asia Pacific, the Middle East and Sub-Saharan Africa. From a product line perspective, the sequential increase of 2% in OFS was driven primarily by Artificial Lift, Drilling Services, and Pressure Pumping, partially offset by lower Completions activity.
Segment operating income before tax for the quarter was $224 million. Operating income for the fourth quarter of 2018 was down $7 million, or 3%, sequentially, primarily driven by product mix.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Orders	$1,041	$553	$515	88%	102%
Revenue	$729	$631	$650	16%	12%
Operating income (loss)	$12	$6	$(1)	115%	F
Operating income (loss) margin	1.7%	0.9%	(0.2)%	0.8pts	1.9pts
Oilfield Equipment (OFE) orders were up $526 million, or 102%, year-over-year, driven primarily by higher equipment order intake. Equipment orders were up over 100% driven by higher order volume in the Subsea Production Systems business. The equipment book-to-bill ratio in the quarter was 1.7. Services orders were up 6% primarily driven by higher order intake in the Drilling Systems and Flexible Pipe businesses.
OFE revenue of $729 million for the quarter increased $79 million, or 12%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business, Surface Pressure Control business, and Subsea Drilling Systems business. These increases were partially offset by lower volume in the Flexible Pipe business.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Segment operating income before tax for the quarter was $12 million, up $13 million year-over-year. The increase was driven by higher volume and higher cost productivity.
Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Orders	$2,123	$1,552	$1,728	37%	23%
Revenue	$1,782	$1,389	$1,651	28%	8%
Operating income	$257	$132	$157	94%	64%
Operating income margin	14.4%	9.5%	9.5%	4.9pts	4.9pts
Turbomachinery & Process Solutions (TPS) orders were up 23% year-over-year. Equipment orders were up 52% driven by higher order intake for LNG equipment. Service orders were up 2% driven primarily by higher contractual service orders, and higher upgrades.
TPS revenue of $1,782 million for the quarter increased $131 million, or 8%, year-over-year. The increase was driven by higher Services volume and upgrades, partially offset by lower equipment and installation revenue. Equipment revenue in the quarter represented 43% of total segment revenue, and Service revenue represented 57% of total segment revenue.
Segment operating income before tax for the quarter was $257 million, up $100 million, or 64%, year-over-year. The increase was driven primarily by higher volume and productivity partially offset by foreign exchange losses.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-over-year
Orders	$668	$629	$694	6%	(4)%
Revenue	$691	$653	$717	6%	(4)%
Operating income	$115	$106	$118	8%	(3)%
Operating income margin	16.7%	16.3%	16.5%	0.4pts	0.2pts
Digital Solutions (DS) orders were down 4% year-over-year, driven primarily by lower order intake in the Controls and Pipeline and Process Solutions businesses.
DS revenue of $691 million for the quarter decreased 4% year-over-year, mainly driven by the Bently Nevada and Controls businesses.
Segment operating income before tax for the quarter was $115 million, down 3% year-over-year. The decrease year-over-year was primarily driven by lower volume.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

2018 Total Year Combined Business Basis Results*

	Twelve Months Ended
		Combined business basis**	Variance
Orders	December 31, 2018	December 31, 2017	Year-over-year
Oilfield Services	$11,569	$10,426	11%
Oilfield Equipment	3,129	2,548	23%
Turbomachinery and Process Solutions	6,624	5,932	12%
Digital Solutions	2,583	2,916	(11)%
Total Orders	$23,904	$21,821	10%

Revenue
Oilfield Services	$11,617	$10,361	12%
Oilfield Equipment	2,641	2,661	(1)%
Turbomachinery and Process Solutions	6,015	6,295	(4)%
Digital Solutions	2,604	2,524	3%
Total Revenue	$22,877	$21,841	5%

Segment operating income (loss)
Oilfield Services	$785	$292	169%
Oilfield Equipment	—	26	(100)%
Turbomachinery and Process Solutions	621	665	(7)%
Digital Solutions	390	320	22%
Total segment operating income	1,796	1,302	38%
Corporate	(405)	(446)	9%
Inventory impairment and related charges	(105)	(244)	57%
Restructuring, impairment & other charges	(433)	(569)	24%
Merger and related costs	(153)	(453)	66%
Operating income (loss)	701	(409)	F
Adjusted operating income(a)	$1,391	$856	62%
(a) Adjusted operating income, a non-GAAP measure, excludes inventory impairment, restructuring, impairment & other charges, and merger and related costs from GAAP operating income (loss).
*Certain columns and rows may not sum up due to the use of rounded numbers.

**On July 3, 2017, we closed our previously announced transaction to combine the Oil & Gas business of General Electric Company ("GE Oil & Gas") and Baker Hughes Incorporated ("Baker Hughes"). Combined business results combine the results of GE Oil & Gas with Baker Hughes as if the closing date had occurred on the first day of all periods presented.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	December 31, 2018	September 30, 2018	December 31, 2017
Operating income (loss) (GAAP)	$382	$282	$(111)
Merger, integration & separation related costs	41	17	63
Restructuring & other	59	66	119
Amortization of inventory fair value adjustment	—	—	87
Inventory impairment	16	12	126
Total operating income adjustments	116	95	395
Adjusted operating income (non-GAAP)	$498	$377	$284

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	December 31, 2018	September 30, 2018	December 31, 2017
Net income attributable to BHGE (GAAP)	$131	$13	$31
Total operating income adjustments (identified items)	116	95	395
Other adjustments (non-operating) (1)	(152)	85	(120)
Tax on total adjustments	(3)	(5)	(25)
Total adjustments, net of income tax	(39)	175	250
Less: adjustments attributable to noncontrolling interests	(27)	109	216
Adjustments attributable to BHGE	(12)	66	34
Adjusted net income attributable to BHGE (non-GAAP)	$120	$78	$65

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	463	414	427
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.26	$0.19	$0.15

(1)	4Q'18: Primarily driven by gain on sale of business; 3Q'18: Driven by charges related to BJ Services; 4Q'17: Primarily driven by the impact of US tax reform.
Table 1b reconciles net income (loss) attributable to BHGE, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income (loss) attributable to BHGE (a non-GAAP financial measure). Adjusted net income (loss) attributable to BHGE excludes the impact of certain identified items.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended December 31, 2018
(in millions)	December 31, 2018	September 30, 2018	December 31, 2017
Cash flow from (used in) operating activities (GAAP)	$1,090	$239	$(215)	$1,762
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(214)	(94)	(152)	(537)
Free cash flow (non-GAAP)	$876	$146	$(367)	$1,225
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Financial Tables (GAAP)
Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2018	September 30, 2018	December 31, 2017
Revenue	$6,264	$5,665	$5,799
Costs and expenses:
Cost of revenue	5,028	4,692	4,940
Selling, general and administrative expenses	754	608	788
Restructuring, impairment and other	59	66	119
Merger and related costs	41	17	63
Total costs and expenses	5,882	5,383	5,910
Operating income (loss)	382	282	(111)
Other non operating income, net	152	6	18
Interest expense, net	(59)	(55)	(56)
Income (loss) before income taxes and equity in loss of affiliate	474	233	(149)
Equity in income (loss) of affiliate	—	(85)	2
Benefit (provision) for income taxes	(173)	(110)	67
Net income (loss)	302	38	(80)
Less: Net income (loss) attributable to noncontrolling interests	171	25	(111)
Net income attributable to BHGE	$131	$13	$31

Per share amounts:
Basic and diluted income per Class A common share	$0.28	$0.03	$0.07

Cash dividend per Class A common share	$0.18	$0.18	$0.18

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2018	2017	2016
Revenue:
Sales of goods	$13,113	$11,062	$9,462
Sales of services	9,764	6,117	3,620
Total revenue	22,877	17,179	13,082
Costs and expenses:
Cost of revenue	18,891	14,143	10,150
Selling, general and administrative expenses	2,699	2,535	1,926
Restructuring, impairment and other	433	412	516
Merger and related costs	153	373	33
Total costs and expenses	22,176	17,463	12,625
Operating income (loss)	701	(284)	457
Other non operating income, net	202	80	3
Interest expense, net	(223)	(131)	(102)
Income (loss) before income taxes and equity in loss of affiliate	680	(335)	358
Equity in loss of affiliate	(139)	(11)	—
Provision for income taxes	(258)	(45)	(173)
Net income (loss)	283	(391)	185
Less: Net income attributable to GE O&G pre-merger	—	42	254
Less: Net income (loss) attributable to noncontrolling interests	88	(330)	(69)
Net income (loss) attributable to Baker Hughes, a GE company	$195	$(103)	$—

Per share amounts:
Basic income (loss) per Class A common share	$0.46	$(0.24)
Diluted income (loss) per Class A common share	$0.45	$(0.24)

Cash dividend per Class A common share	$0.72	$0.35
Special dividend per Class A common share		$17.50

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Condensed Consolidated and Combined Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2018	2017
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash (1)	$3,723	$7,030
Current receivables, net	5,969	6,015
Inventories, net	4,620	4,507
All other current assets	659	872
Total current assets	14,971	18,424
Property, plant and equipment, less accumulated depreciation	6,228	6,959
Goodwill	20,717	19,927
Other intangible assets, net	5,719	6,358
Contract and other deferred assets	1,894	2,044
All other assets	2,910	2,788
Total assets (1)	$52,439	$56,500
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,025	$3,377
Short-term debt and current portion of long-term debt (1)	942	2,037
Progress collections and deferred income	1,765	1,775
All other current liabilities	2,288	2,038
Total current liabilities	9,020	9,227
Long-term debt	6,285	6,312
Liabilities for pensions and other employee benefits	1,018	1,172
All other liabilities	1,103	1,379
Equity	35,013	38,410
Total liabilities and equity	$52,439	$56,500

(1)
Total assets include $896 million and $1,124 million of assets held on behalf of GE, of which $747 million and $997 million is cash and cash equivalents and $149 million and $127 million is investment securities at December 31, 2018 and December 31, 2017, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	December 31,
(In millions)	2018	2017
Cash flows from operating activities:
Net income (loss)	$283	$(391)
Adjustments to reconcile net loss to net cash flows from (used in) operating activities:
Depreciation and amortization	1,486	1,103
Working capital and other operating items, net	(7)	(1,511)
Net cash flows from (used in) operating activities	1,762	(799)
Cash flows from investing activities:
Expenditures for capital assets	(995)	(665)
Proceeds from disposal of assets	458	172
Net cash paid for acquisitions	(89)	(3,365)
Other investing items, net	48	(265)
Net cash flows used in investing activities	(578)	(4,123)
Cash flows from financing activities:
Repayment of long-term debt	(684)	(177)
Dividends paid	(315)	(155)
Distributions to noncontrolling interest	(495)	(251)
Repurchase of Class A common stock	(387)	(174)
Repurchase of common units from GE by BHGE LLC	(2,099)	(303)
Net transfer from Parent	—	1,498
Contribution received from GE	—	7,400
Other financing items, net	(383)	3,081
Net cash flows from (used in) financing activities	(4,363)	10,919
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(128)	52
Increase (decrease) in cash, cash equivalents and restricted cash	(3,307)	6,049
Cash, cash equivalents and restricted cash, beginning of period	7,030	981
Cash, cash equivalents and restricted cash, end of period	$3,723	$7,030

Prior period information has been restated for the adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers and Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Postretirement Benefit Cost, which we adopted on January 1, 2018.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time on Thursday, January 31, 2019, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2017; the Company's subsequent quarterly reports on Form 10-Q for the quarterly period ended March 31, 2018, June 30, 2018 and September 31, 2018; the Company's current report Form 8-K filed on November 13, 2018; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Fourth Quarter and Total Year 2018 Results

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.
Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
# # #
Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.